Exhibit 99.1

             BROOKS AUTOMATION ADDS NEW MEMBER TO BOARD OF DIRECTORS

     CHELMSFORD, Mass., Nov. 17 /PRNewswire-FirstCall/ -- Brooks Automation, Inc. (Nasdaq: BRKS), which develops and produces hardware, software and systems that enable manufacturing efficiencies for the semiconductor and other complex manufacturing industries, today announced the election of Krishna G. Palepu to serve on the Board of Directors of Brooks Automation, bringing to eleven the number of directors.

     Krishna G. Palepu is the Ross Graham Walker Professor of Business Administration and Senior Associate Dean for International Development at the Harvard Business School. Professor Palepu's current research and teaching activities focus on corporate governance and strategy. In the area of governance, his work is focused on how to make corporate boards more effective and on improving corporate disclosure. In the area of strategy, his recent focus has been on the globalization of emerging markets, particularly India and China, and the resulting opportunities and challenges for western investors and multinationals, and for local companies with global aspirations.

     Professor Palepu is currently a member of the Board of Directors of Dr. Reddy's Laboratories and Satyam Computer Services, two public companies listed on the New York Stock Exchange. He is also on the board of Enamics, a US technology start-up. Professor Palepu has a doctorate from the Massachusetts Institute of Technology, and an Honorary Doctorate from the Helsinki School of Economics and Business Administration.

     "We are pleased to welcome Krishna Palepu to our board of directors," said Edward C. Grady, chief executive officer of Brooks Automation. "Professor Palepu brings a strong global perspective and expertise in corporate governance that we feel will help provide valuable guidance to our board of directors and help increase its effectiveness."

     About Brooks Automation, Inc.

     Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.

     Contact:
     Mark Chung
     Director of Investor Relations
     Brooks Automation, Inc.
     Telephone: (978) 262-2459
     mark.chung@brooks.com

SOURCE  Brooks Automation, Inc.
     -0-                             11/17/2005
     /CONTACT:  Mark Chung, Director of Investor Relations of
Brooks Automation, Inc., +1-978-262-2459, mark.chung@brooks.com/
     /First Call Analyst: /
     /FCMN Contact: /
     /Web site:  http://www.brooks.com/
     (BRKS)